Exhibit 15

November 5, 2004

Securities and Exchange Commission

450 Fifth Street, Northwest

Washington, D.C. 20549

Attn: Document Control

Commissioners:

We are aware that our report dated October 28, 2004, on our review of the interim condensed consolidated financial information of 7-Eleven, Inc. and Subsidiaries (the “Company”) as of September 30, 2004, and for the three-month and nine-month periods then ended, and included in the Company’s Quarterly Report on Form 10-Q for the quarter then ended, is incorporated by reference in the following Registration Statements:

On Form S-8 for:	Registration No.

7-Eleven, Inc. 1995 Stock Incentive Plan	33-63617 and 333-107574

7-Eleven, Inc. Supplemental Executive Retirement Plan for Eligible Employees	333-42731

7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors	333-68491

Very truly yours,

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas